EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

CatchMark LP Holder, LLC	(Delaware)
CatchMark Timber Operating Partnership, L.P.	(Delaware)
Timberlands II, LLC	(Delaware)
CatchMark Timber TRS, Inc.	(Delaware)
CatchMark TRS Harvesting Operations, LLC	(Delaware)
CatchMark HBU, LLC	(Delaware)
CatchMark Texas Timberlands, L.P.	(Texas)
CatchMark Texas Timberlands, GP, LLC	(Texas)
CatchMark Southern Holdings II GP, LLC	(Delaware)
CatchMark Southern Timberlands II, L.P.	(Delaware)
CatchMark South Carolina Timberlands, LLC	(South Carolina)
CatchMark TRS Harvesting Operations II, LLC	(Delaware)